NXU, INC.
1828 N. HIGLEY RD. #116
MESA, ARIZONA 85205

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NXU2025SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60106-Z89377 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NXU, INC.

The Board of Directors recommends you vote FOR Proposals 1 through 11.

Proposal	For	Against	Abstain
1. To approve (i) the issuance of shares of common stock of Nxu, Inc. ("Nxu") to stockholders of Verde Bioresins, Inc. ("Verde") in connection with the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger, dated as of October 23, 2024, by and among Nxu, NXU Merger Sub, Inc., NXU Merger Sub, LLC and Verde, and (ii) the change of control of Nxu resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.	☐	☐	☐
2. To approve an amendment to Nxu's Certificate of Incorporation (the "Charter") to eliminate the dual class structure of the Nxu common stock such that the Nxu Class A common stock will be re-designated as Nxu "common stock" and the Nxu Class B common stock will be cancelled.	☐	☐	☐
3. To approve an amendment to the Charter to effect a reverse stock split of Nxu's issued and outstanding Class A common stock at a ratio of any whole number in the range of 1-for-5 to 1-for-20, inclusive, with the final ratio to be determined in the discretion of the Nxu board of directors and as agreed to by Verde at or prior to the closing of the Merger, or in the sole discretion of the Nxu board of directors if Proposal No. 1 is not approved.	☐	☐	☐
4. To approve an amendment to the Charter to classify the board of directors of Nxu.	☐	☐	☐
5. To approve an amendment to the Charter to require approval by at least two-thirds of the voting power of the shares of capital stock of Nxu that would then be entitled to vote in the election of directors at an annual meeting of stockholders in order to amend Article VI (Amendment of the Bylaws), Article VIII (Board of Directors), Article XI (Consent of Stockholders in Lieu of Meeting) and Article XII (Special Meeting of Stockholders) of the Charter, as amended by Proposal Nos. 2 – 8.	☐	☐	☐
6. To approve an amendment to the Charter to permit the removal of a director only for cause by the affirmative vote of at least two-thirds of the voting power of the shares of capital stock of Nxu that would then be entitled to vote in an election of directors.	☐	☐	☐
7. To approve an amendment to the Charter to extend the provisions limiting the personal liability of directors to Nxu or its stockholders for monetary damages for breach of fiduciary duties to include Nxu's officers.	☐	☐	☐
8. To approve an amendment to the Charter to (i) update provisions governing indemnification and advancement provisions in the Charter and (ii) change the combined company's name to "Verde Bioresins, Corp."	☐	☐	☐
9. To approve the Verde Bioresins, Corp. 2025 Equity Incentive Plan.	☐	☐	☐
10. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of Nxu Class A common stock issuable upon the exercise of Series A warrants to purchase up to 6,000,000 shares of Nxu Class A common stock and Series B warrants to purchase a number of shares of Nxu Class A common stock, in each case pursuant to that certain Securities Purchase Agreement, dated as of December 26, 2024, by and among Nxu and the purchasers named therein.	☐	☐	☐
11. To approve, if necessary, the adjournment of the Nxu special meeting to solicit additional proxies if there are insufficient votes in favor of Proposal Nos. 1 through 10.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

V60107-Z89377

NXU, INC.
SPECIAL MEETING OF STOCKHOLDERS
FEBRUARY 11, 2025 11:00 A.M. ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Mark Hanchett and Annie Pratt, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and Preferred Stock of NXU, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 11:00 A.M. ET, on February 11, 2025, at www.virtualshareholdermeeting.com/NXU2025SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side